Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-271883) and on Form S-8 (No. 333-193161 and No. 333-224869) of our report dated March 31, 2025, relating to the consolidated financial statements of Cocrystal Pharma, Inc. (which report includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern) included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission on March 31, 2025. We also consent to the reference to our firm under the heading “Experts” in such Registration Statements and related Prospectuses.

/s/ Weinberg & Company. P.A.
Los Angeles, California
April 1, 2025